NEWS RELEASE	Contact:	David R. Schroder
For Immediate Release		101 Second Street, S.E.,
Suite 800
Cedar Rapids, Iowa 52401
Phone (319) 363-8249

MACC PRIVATE EQUITIES, INC.

ANNOUNCES RESULTS OF SECOND QUARTER

CEDAR RAPIDS, IOWA — (May 15, 2006) — On May 15, 2006, MACC Private Equities Inc. (NASDAQ Capital Market: MACC) announced its preliminary results of operations from the second quarter of its fiscal year 2006, which are subject to adjustment upon completion of its annual audit.

For the second quarter of fiscal 2006, MACC recorded total investment income of $367,072, as compared to total investment income of $599,978 for the second quarter of fiscal 2005. The decrease in investment income was the net effect of a $274,257 decrease in interest income, a $43,146 increase in dividend income and a $1,795 decrease in processing fees and other income. Total operating expenses for the second quarter of fiscal 2006 were $754,719, as compared to $932,788 for the second quarter of fiscal 2005. The decrease in total operating expenses is the net effect of a $194,838 decrease in interest expense, a $126,786 decrease in management fees, and a $63,673 decrease in professional fees and other expenses. Net investment expense for the second quarter of fiscal 2006 was $457,647, as compared to a net investment expense of $332,810 in the second quarter of fiscal 2005.

Net realized gain on investments for the second quarter of fiscal 2006 was $2,476,007 as compared to a net realized gain on investments of $38,326 for the second quarter of fiscal 2005. During the second quarter of fiscal 2006, MACC recorded a net decrease in unrealized depreciation on investments of $3,817,372, as compared to a net increase in unrealized appreciation on investments of $514,421 during the second quarter of fiscal 2005.

These items resulted in a net decrease in net assets from operations during the second quarter of fiscal 2006 of $1,797,962, as compared to a net increase in net assets from operations during the second quarter of fiscal 2005 of $330,677.

MACC net asset value at March 31, 2006, was $10,814,376 as compared to $13,664,957 at September 30, 2005. MACC’s net asset value per share decreased to $4.39 at March 31, 2006, from $5.54 at September 30, 2005.

MACC is a business development company in the business of making investments in small businesses in the United States through its wholly-owned subsidiary, MorAmerica Capital Corporation, a small business investment company. MACC common stock is traded on the Nasdaq Capital Market under the symbol “MACC.”

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”). Such statements are made in good faith by MACC pursuant to the safe-harbor provisions of the 1995 Act, and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language. In connection with these safe-harbor provisions, MACC has identified in its Annual Report to Shareholders for the fiscal year ended September 30, 2005, important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of MACC, including, without limitation, the high risk nature of MACC’s portfolio investments, the effects of general economic conditions on MACC’s portfolio companies, the effects of recent or future losses on the ability of MorAmerica Capital to comply with applicable regulations of the Small Business Administration and MorAmerica Capital’s ability to obtain future funding, any failure to achieve annual investment level objectives, changes in prevailing market interest rates, and contractions in the markets for corporate acquisitions and initial public offerings. MACC further cautions that such factors are not exhaustive or exclusive. MACC does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of MACC.

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